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                         FORM N-SAR
                     SEMI-ANNUAL REPORT
             FOR REGISTERED INVESTMENT COMPANIES

          For period ending 6-30-98
          File Number 811-1048


          Attachment Information
          ----------------------
77Q.      1.   Exhibits


 for 77L. Changes in accounting principles and practices

          Attachment being filed with regard to this item is referenced in the footnotes to the Mairs and Power Balanced Fund 2nd Quarter Report 1998; NOTE B: As of January 1, 1998, the Fund has retroactively elected to discontinue the use of the equalization method of accounting. The now current method being applied is more consistent with industry standard. The change has no impact on the net asset value per share.